Press Release For immediate release

Invesco Reports Results for the Three Months Ended March 31, 2022

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Aimee Partin Graham Galt	404-724-4299 404-724-4248 404-439-3070

Invesco Announces First Quarter Diluted EPS of $0.43; Adjusted Diluted EPS(1) of $0.56

Atlanta, April 26, 2022 -- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2022.
■$17.2 billion of net long-term inflows, continued strength in our Fixed Income capabilities and ETF franchise
■$1,556 billion in ending AUM, a decrease of 3.4% from the prior quarter
■23.2% operating margin; 39.5% adjusted operating margin(1)
■$200 million of previously announced share buybacks completed during the quarter
■Early redemption of the $600 million in Senior Notes due in November 2022 will occur in early May
■Quarterly dividend increase of 10% to $0.1875 per common share

Update from Marty Flanagan, President and CEO

“Invesco’s diversification across asset classes helped us weather market turbulence in the first quarter, as clients navigated the geopolitical uncertainty by de-risking their portfolios,” said Marty Flanagan, President and CEO. “Our strong business momentum continued, with the seventh consecutive quarter of net long-term inflows and an annualized organic growth rate of 6%, which are outcomes of the broadly diversified set of capabilities we’ve built over the past decade. In this volatile market environment, we are more focused than ever on our clients, and the strength and diversification of our business enable us to anticipate and meet their evolving needs. During the first quarter, we experienced strong demand for our key capability areas, particularly ETFs and Fixed Income.

“We’re also making solid progress in our efforts to improve liquidity and build financial flexibility. Our business continues to generate strong cash flows, enabling us to buy back $200 million in common shares in the quarter and to announce the early redemption of $600 million of debt. In addition, given the strength and momentum in our business, we’re pleased to announce a 10% common share dividend increase.”

____________________________________________________________________________
(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

Net Flows:
Net long-term inflows were $17.2 billion for the first quarter of 2022, compared to $12.5 billion in the fourth quarter of 2021. Passive net long-term inflows for the quarter were $16.4 billion.

Retail net long-term inflows were $10.4 billion, driven by positive ETF flows and inflows into EMEA ex UK. Institutional net long-term inflows were $6.8 billion and were across multiple asset classes and geographies. Overall areas of strength by asset class include net long-term inflows of $7.6 billion in alternative products, $5.6 billion in equity products and $4.8 billion in fixed income products. On a geographic basis, the Americas, EMEA ex UK and Asia Pacific regions achieved net long-term inflows of $7.9 billion, $5.9 billion and $5.6 billion, respectively, offset by $2.2 billion of outflows in the UK.

Net market losses and foreign exchange rate movements decreased AUM by $80.9 billion and $3.9 billion, respectively, in the first quarter. We had inflows of $12.8 billion into money market funds and outflows of $1.0 billion from non-management fee earning products during the quarter. Ending AUM decreased 3.4%, while average AUM decreased 2.4% in the first quarter compared to the fourth quarter..

Summary of net flows (in billions)	Q1-22	Q4-21	Q1-21
Active	$0.8	$1.8	$7.5
Passive	16.4	10.7	17.0
Net long-term flows	17.2	12.5	24.5
Non-management fee earning AUM	(1.0)	12.5	0.1
Money market	12.8	10.0	7.3
Total net flows	$29.0	$35.0	$31.9

Annualized long-term organic growth rate (1)	5.8%	4.1%	8.8%

(1) Annualized long-term organic growth rate is calculated using net long-term flows (annualized) divided by average long-term AUM for the period. Long-term AUM excludes money market and non-management fee earning AUM.

First Quarter Highlights:

Financial Results	Q1-22		Q4-21		Q1-22 vs. Q4-21	Q1-21		Q1-22 vs. Q1-21
U.S. GAAP Financial Measures
Operating revenues	$1,629.4	m	$1,763.4	m	(7.6)%	$1,659.7	m	(1.8)%
Operating income	$377.7	m	$509.2	m	(25.8)%	$344.3	m	9.7%
Operating margin	23.2%		28.9%			20.7%
Net income attributable to Invesco Ltd.	$197.7	m	$426.8	m	(53.7)%	$267.8	m	(26.2)%
Diluted EPS	$0.43		$0.92		(53.3)%	$0.58		(25.9)%

Adjusted Financial Measures (1)
Net revenues	$1,252.4	m	$1,373.7	m	(8.8)%	$1,251.0	m	0.1%
Adjusted operating income	$494.6	m	$577.5	m	(14.4)%	$503.0	m	(1.7)%
Adjusted operating margin	39.5%		42.0%			40.2%
Adjusted net income attributable to Invesco Ltd.	$259.3	m	$399.7	m	(35.1)%	$316.6	m	(18.1)%
Adjusted diluted EPS	$0.56		$0.86		(34.9)%	$0.68		(17.6)%

Assets Under Management
Ending AUM	$1,555.9	bn	$1,610.9	bn	(3.4)%	$1,404.1	bn	10.8%
Average AUM	$1,545.1	bn	$1,583.6	bn	(2.4)%	$1,395.1	bn	10.8%

Headcount	8,549		8,513		0.4%	8,426		1.5%
(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

U.S. GAAP Operating Results:

First Quarter 2022 compared to Fourth Quarter 2021

Operating revenues and expenses: Lower average AUM and two fewer days in the period resulted in a decrease in operating revenues of $134.0 million in the first quarter compared to the fourth quarter. Investment management fees decreased by $85.9 million, which was net of $15.4 million higher revenues related to lower money market waivers during the period. Service and distribution fees decreased $26.2 million during the period. Performance fees were $1.0 million for the first quarter, a decrease of $33.1 million from the previous quarter. Other revenues increased $11.2 million in the first quarter, resulting from higher real estate disposition fees. Foreign exchange rate changes decreased operating revenues in the first quarter by $4.6 million.

Operating expenses decreased $2.5 million in the first quarter as compared to the fourth quarter. Third party distribution, service and advisory costs were down $27.9 million during the quarter resulting from lower average AUM. Employee compensation expense decreased $25.5 million in the first quarter. The decrease was primarily comprised of fair value decreases on deferred compensation liabilities, partially offset by higher tax and benefit costs. Marketing expenses were down $16.3 million, reflecting seasonally lower levels of activity. Transaction, integration and restructuring costs increased $87.8 million in the first quarter, primarily due to the fourth quarter including a benefit of $100 million from an insurance recovery. Foreign exchange rate changes decreased operating expenses $3.6 million in the first quarter.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was $33.4 million, earned primarily from our Chinese joint venture. Other gains and losses was a net loss of $45.5 million, driven by market value changes on deferred compensation investments. Other net income/(expense) of consolidated investment products (CIP) was a loss of $23.3 million, primarily driven by market losses on the underlying investments held by the funds.

The effective tax rate was 25.9% in the first quarter as compared to 19.0% in the fourth quarter. The rate increase in the first quarter is primarily due to the decrease in income attributable to interests in CIP and the change in the mix of income across tax jurisdictions.

Diluted earnings per common share: Diluted earnings per common share was $0.43 for the first quarter of 2022.

First Quarter 2022 compared to First Quarter 2021

Operating revenues and expenses: Decreases in operating revenue were driven by foreign exchange rates and lower revenue yield compared to the first quarter of 2021. Revenues were lower by $30.3 million, which includes lower investment management fees of $26.1 million, which was net of $9.7 million higher revenues related to lower money market waivers during the period. Service and distribution fees decreased by $2.1 million. Performance fees were $1.0 million for the first quarter, a decrease of $5.7 million from the first quarter of 2021. Other revenues increased $3.6 million, resulting from higher real estate disposition fees. Foreign exchange rate changes decreased operating revenues by $18.2 million in the first quarter of 2022.

Operating expenses decreased $63.7 million compared to the first quarter of 2021. Third party distribution, service and advisory costs were down $10.2 million compared to the first quarter of 2021, consistent with decreased revenue. Employee compensation expense decreased $56.3 million compared to the first quarter of 2021. The decrease was primarily comprised of fair value decreases on deferred compensation liabilities and decreases in share-based compensation expenses as a result of savings realized from our strategic evaluation. Marketing expenses increased by $5.9 million, related to increased client events, advertising and travel. General administrative expenses increased by $5.6 million as a result of higher professional fees. Transaction, integration and restructuring costs decreased $10.6 million, primarily driven by decreased restructuring activity during the first quarter of 2022. Foreign exchange rate changes decreased operating expenses $16.0 million in the first quarter of 2022.

The effective tax rate was 25.9% in the first quarter of 2022 as compared to 22.3% in the first quarter of 2021. The rate increase in the first quarter is primarily due to the decrease in income attributable to interests in CIP.

Adjusted(1) Operating Results:

First Quarter 2022 compared to Fourth Quarter 2021

Net revenues decreased $121.3 million or 8.8% as compared to the fourth quarter, resulting from lower average AUM and two fewer days during the quarter. The impact of decreased investment management fees, service and distribution fees and performance fees was partially offset by lower third party distribution, service and advisory costs.

Adjusted operating expenses decreased 4.8% in the first quarter to $757.8 million from $796.2 million in the fourth quarter, reflecting decreased marketing and general and administrative costs.

Adjusted operating income decreased $82.9 million to $494.6 million in the first quarter from $577.5 million in the fourth quarter. Adjusted operating margin declined to 39.5% from 42.0% for the prior quarter.

Adjusted diluted earnings per common share decreased to $0.56 as a result of lower operating income, net market losses and a higher effective tax rate in the first quarter, compared to the fourth quarter. The effective tax rate on adjusted net income increased to 24.2% in the first quarter from 21.9% in the fourth quarter. The rate increase in the first quarter is primarily driven by the change in the mix of income across tax jurisdictions.

First Quarter 2022 compared to First Quarter 2021

Net revenues increased $1.4 million or 0.1% as compared to the first quarter of 2021. The impact of decreased investment management fees and service and distribution fees was more than offset by an increase in performance fees earned by Invesco Great Wall and lower third party distribution, service and advisory costs.

Adjusted operating expenses increased $9.8 million or 1.3% to $757.8 million from $748.0 million in the first quarter of 2021, reflecting increased marketing, general and administrative and property, office and technology costs, partially offset by decreased employee compensation.

Adjusted operating income decreased $8.4 million to $494.6 million from $503.0 million in the first quarter of 2021. Adjusted operating margin declined to 39.5% from 40.2% for the prior year quarter.

Adjusted diluted earnings per common share decreased to $0.56 as a result of lower operating income, net market losses and lower equity in earnings in the first quarter, compared to the fourth quarter. The effective tax rate on adjusted net income increased to 24.2% in the first quarter of 2022 from 24.0% in the first quarter of 2021.
___________________________________________________________________________________
(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

Capital Management:

Cash and cash equivalents: $1,309.6 million at March 31, 2022 ($1,896.4 million as of December 31, 2021).

Debt: $2,085.7 million at March 31, 2022 ($2,085.1 million as of December 31, 2021).

On April 6, 2022, the company issued a notice of redemption to redeem its $600 million Senior Notes due November 30, 2022. The notes will be redeemed on May 6, 2022.

Common share repurchases: During the first quarter of 2022, the company purchased the previously announced $200 million of its shares (8.9 million shares) in the open market.

Common shares outstanding (end of period): 455.0 million

Diluted common shares outstanding (end of period): 460.1 million

Dividends paid: $77.8 million (common); $59.2 million (preferred)

Common dividends declared: The company is announcing a first quarter cash dividend of $0.1875 per share to holders of common shares, an increase of 10%. The dividend is payable on June 2, 2022, to common shareholders of record at the close of business on May 10, 2022, with an ex-dividend date of May 9, 2022.

Preferred dividends declared: The company is announcing a preferred cash dividend of $14.75 per share representing the period from March 1, 2022 through May 31, 2022. The preferred dividend is payable on June 1, 2022 to preferred shareholders of record at the close of business on May 16, 2022.

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.6 trillion in assets on behalf of clients worldwide as of March 31, 2022. For more information, visit invesco.com/corporate.

Members of the investment community and general public are invited to listen to the conference call today, April 26, 2022, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Tuesday, May 10, 2022 at 5:00 p.m. ET by calling 1-800-839-2290 for U.S. and Canadian callers or 1-203-369-3607 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at invesco.com/corporate.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, geopolitical events and the COVID-19 pandemic and their respective potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-22	Q4-21	% Change	Q1-21	% Change
Operating revenues:
Investment management fees	$1,180.5	$1,266.4	(6.8)%	$1,206.6	(2.2)%
Service and distribution fees	379.0	405.2	(6.5)%	381.1	(0.6)%
Performance fees	1.0	34.1	(97.1)%	6.7	(85.1)%
Other	68.9	57.7	19.4%	65.3	5.5%
Total operating revenues	1,629.4	1,763.4	(7.6)%	1,659.7	(1.8)%
Operating expenses:
Third-party distribution, service and advisory	512.6	540.5	(5.2)%	522.8	(2.0)%
Employee compensation	432.9	458.4	(5.6)%	489.2	(11.5)%
Marketing	21.7	38.0	(42.9)%	15.8	37.3%
Property, office and technology	132.0	135.3	(2.4)%	129.3	2.1%
General and administrative	102.2	119.2	(14.3)%	96.6	5.8%
Transaction, integration and restructuring	35.2	(52.6)	N/A	45.8	(23.1)%
Amortization of intangible assets	15.1	15.4	(1.9)%	15.9	(5.0)%
Total operating expenses	1,251.7	1,254.2	(0.2)%	1,315.4	(4.8)%
Operating income	377.7	509.2	(25.8)%	344.3	9.7%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	33.4	33.0	1.2%	27.5	21.5%
Interest and dividend income	1.2	21.6	(94.4)%	1.3	(7.7)%
Interest expense	(23.2)	(23.2)	—%	(23.8)	(2.5)%
Other gains and losses, net	(45.5)	55.1	N/A	34.1	N/A
Other income/(expense) of CIP, net	(23.3)	92.1	N/A	94.7	N/A
Income before income taxes	320.3	687.8	(53.4)%	478.1	(33.0)%
Income tax provision	(82.8)	(130.7)	(36.6)%	(106.5)	(22.3)%
Net income	237.5	557.1	(57.4)%	371.6	(36.1)%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	19.4	(71.1)	N/A	(44.6)	N/A
Less: Dividends declared on preferred shares	(59.2)	(59.2)	—%	(59.2)	—%
Net income attributable to Invesco Ltd.	$197.7	$426.8	(53.7)%	$267.8	(26.2)%

Earnings per common share:
---basic	$0.43	$0.92	(53.3)%	$0.58	(25.9)%
---diluted	$0.43	$0.92	(53.3)%	$0.58	(25.9)%

Average common shares outstanding:
---basic	459.5	463.3	(0.8)%	461.6	(0.5)%
---diluted	462.4	465.6	(0.7)%	464.7	(0.5)%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: net revenues (and by calculation, net revenue yield on AUM), adjusted operating income, adjusted operating margin, adjusted net income attributable to Invesco Ltd., and adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts. The most directly comparable U.S. GAAP measures are operating revenues (and by calculation, gross revenue yield on AUM), operating income, operating margin, net income attributable to Invesco Ltd., and diluted EPS.

The following are reconciliations of operating revenues, operating income (and by calculation, operating margin), and net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of net revenues, adjusted operating income (and by calculation, adjusted operating margin), and adjusted net income attributable to Invesco Ltd. (and by calculation, adjusted diluted EPS). In addition, a reconciliation of adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

in millions	Q1-22	Q4-21	Q1-21
Operating revenues, U.S. GAAP basis	$1,629.4	$1,763.4	$1,659.7
Invesco Great Wall (1)	124.1	139.9	104.0
Revenue Adjustments (2)
Investment management fees	(205.9)	(211.8)	(203.2)
Service and distribution fees	(257.7)	(278.3)	(261.5)
Other	(49.0)	(50.4)	(58.1)
Total Revenue Adjustments	$(512.6)	$(540.5)	$(522.8)
CIP	11.5	10.9	10.1
Net revenues	$1,252.4	$1,373.7	$1,251.0

Reconciliation of Operating income to Adjusted operating income:

in millions	Q1-22	Q4-21	Q1-21
Operating income, U.S. GAAP basis	$377.7	$509.2	$344.3
Invesco Great Wall (1)	73.7	77.7	66.5
CIP	14.8	10.8	17.0
Transaction, integration and restructuring (3)	35.2	(52.6)	45.8
Amortization of intangible assets	15.1	15.4	15.9
Compensation expense related to market valuation changes in deferred compensation plans	(21.9)	17.0	13.5
Adjusted operating income	$494.6	$577.5	$503.0

Operating margin (5)	23.2%	28.9%	20.7%
Adjusted operating margin (6)	39.5%	42.0%	40.2%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

in millions	Q1-22	Q4-21	Q1-21
Net income attributable to Invesco Ltd., U.S. GAAP basis	$197.7	$426.8	$267.8
Transaction, integration and restructuring, net of tax (3)	27.0	(44.4)	35.1
Amortization of intangible assets and related tax benefits (4)	18.8	18.8	21.8
Deferred compensation plan market valuation changes and dividend income less compensation expense, net of tax	15.8	0.4	(1.9)
Acquisition-related contingent consideration, net of tax	—	(1.5)	(6.2)
Impact of tax rate changes (7)	—	(0.4)	—
Adjusted net income attributable to Invesco Ltd. (8)	$259.3	$399.7	$316.6

Average common shares outstanding - diluted	462.4	465.6	464.7
Diluted EPS	$0.43	$0.92	$0.58
Adjusted diluted EPS (9)	$0.56	$0.86	$0.68

Reconciliation of Operating expenses to Adjusted operating expenses:

in millions	Q1-22	Q4-21	Q1-21
Operating expenses, U.S. GAAP basis	$1,251.7	$1,254.2	$1,315.4
Invesco Great Wall (1)	50.4	62.2	37.5
Third party distribution, service and advisory expenses	(512.6)	(540.5)	(522.8)
CIP	(3.3)	0.1	(6.9)
Transaction, integration and restructuring (3)	(35.2)	52.6	(45.8)
Amortization of intangible assets	(15.1)	(15.4)	(15.9)
Compensation expense related to market valuation changes in deferred compensation plans	21.9	(17.0)	(13.5)
Adjusted operating expenses	$757.8	$796.2	$748.0

Employee compensation, U.S. GAAP basis	$432.9	$458.4	$489.2
Invesco Great Wall (1)	40.4	51.0	29.5
Compensation expense related to market valuation changes in deferred compensation plans	21.9	(17.0)	(13.5)
Adjusted employee compensation	$495.2	$492.4	$505.2

Marketing, U.S. GAAP basis	$21.7	$38.0	$15.8
Invesco Great Wall (1)	4.4	4.6	3.0
Adjusted marketing	$26.1	$42.6	$18.8

Property, office and technology, U.S. GAAP basis	$132.0	$135.3	$129.3
Invesco Great Wall (1)	3.7	4.1	3.2
Adjusted property, office and technology	$135.7	$139.4	$132.5

General and administrative, U.S. GAAP basis	$102.2	$119.2	$96.6
Invesco Great Wall (1)	1.9	2.5	1.8
CIP	(3.3)	0.1	(6.9)
Adjusted general and administrative	$100.8	$121.8	$91.5

Transaction, integration and restructuring, U.S. GAAP basis (3)	$35.2	$(52.6)	$45.8
Transaction, integration and restructuring	(35.2)	52.6	(45.8)
Adjusted transaction, integration and restructuring	$—	$—	$—

Amortization of intangible assets, U.S. GAAP basis	$15.1	$15.4	$15.9
Amortization of intangible assets	(15.1)	(15.4)	(15.9)
Adjusted amortization of intangibles	$—	$—	$—

(1)     The company reflects 100% of Invesco Great Wall in its net revenues and adjusted operating expenses. The company’s non-GAAP operating results reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to noncontrolling interests.

(2) The company calculates net revenues by reducing operating revenues to exclude fees that are passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. The net revenue presentation assists in identifying the revenue contribution generated by the company, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates net revenue yield on AUM, which is equal to net revenues divided by average AUM during the reporting period, as an indicator of the basis point net revenues we receive for each dollar of AUM we manage and is useful when evaluating the company’s performance relative to industry competitors and within the company for capital allocation purposes.
    Investment management fees are adjusted by renewal commissions and certain administrative fees. Service and distribution fees are primarily adjusted by distribution fees passed through to broker dealers for certain share classes and pass through fund-related costs. Other is primarily adjusted by transaction fees passed through to third parties.

(3)    In the fourth quarter of 2021, Invesco received an insurance recovery of $100.0 million related to the OppenheimerFunds acquisition-related matter, which was recorded as a benefit to the Transaction, integration and restructuring expense line item.

(4) The company reflects the tax benefit realized on the tax amortization of goodwill and intangibles in adjusted net income. We believe it is useful to include this tax benefit in arriving at the adjusted diluted EPS measure.

(5) Operating margin is equal to operating income divided by operating revenues.

(6) Adjusted operating margin is equal to adjusted operating income divided by net revenues.

(7)    The fourth quarter of 2021 included a net non-cash income tax benefit of $0.4 million related to the remeasurement of certain deferred tax assets and liabilities due to tax rate changes.
(8)    The effective tax rate on adjusted net income attributable to Invesco Ltd. is 24.2% (fourth quarter 2021: 21.9%; first quarter 2021: 24.0%).

(9) Adjusted diluted EPS is equal to adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding. There is no difference between the calculated earnings per common share amounts presented above and the calculated earnings per common share amounts under the two class method.

Invesco Ltd.
Quarterly Assets Under Management

in billions	Q1-22	Q4-21	% Change	Q1-21
Beginning Assets	$1,610.9	$1,528.6	5.4%	$1,349.9
Long-term inflows	106.3	100.5	5.8%	120.2
Long-term outflows	(89.1)	(88.0)	1.3%	(95.7)
Net long-term flows	17.2	12.5	37.6%	24.5
Net flows in non-management fee earning AUM (a)	(1.0)	12.5	N/A	0.1
Net flows in money market funds	12.8	10.0	28.0%	7.3
Total net flows	29.0	35.0	(17.1)%	31.9
Reinvested distributions	0.8	29.0	(97.2)%	0.9
Market gains and losses	(80.9)	18.4	N/A	24.6
Foreign currency translation	(3.9)	(0.1)	3,800.0%	(3.2)
Ending Assets	$1,555.9	$1,610.9	(3.4)%	$1,404.1

Ending long-term AUM	$1,184.4	$1,231.9	(3.9)%	$1,118.1
Average long-term AUM	$1,187.7	$1,220.6	(2.7)%	$1,110.3
Average AUM	$1,545.1	$1,583.6	(2.4)%	$1,395.1
Average QQQ AUM	$189.0	$202.1	(6.5)%	$153.1

in billions	Total AUM	Active(d)	Passive(d)
December 31, 2021	$1,610.9	$1,082.5	$528.4
Long-term inflows	106.3	61.7	44.6
Long-term outflows	(89.1)	(60.9)	(28.2)
Net long-term flows	17.2	0.8	16.4
Net flows in non-management fee earning AUM (a)	(1.0)	—	(1.0)
Net flows in money market funds	12.8	12.8	—
Total net flows	29.0	13.6	15.4
Reinvested distributions	0.8	0.8	—
Market gains and losses	(80.9)	(50.0)	(30.9)
Foreign currency translation	(3.9)	(4.2)	0.3
March 31, 2022	$1,555.9	$1,042.7	$513.2

Average AUM	$1,545.1	$1,050.0	$495.1

By channel: (in billions)	Total	Retail	Institutional
December 31, 2021	$1,610.9	$1,106.5	$504.4
Long-term inflows	106.3	81.1	25.2
Long-term outflows	(89.1)	(70.7)	(18.4)
Net long-term flows	17.2	10.4	6.8
Net flows in non-management fee earning AUM (a)	(1.0)	0.4	(1.4)
Net flows in money market funds	12.8	2.1	10.7
Total net flows	29.0	12.9	16.1
Reinvested distributions	0.8	0.7	0.1
Market gains and losses	(80.9)	(74.3)	(6.6)
Foreign currency translation	(3.9)	(1.1)	(2.8)
March 31, 2022	$1,555.9	$1,044.7	$511.2

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management (continued)

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market (c)	Alternatives(b)
December 31, 2021	$1,610.9	$841.6	$334.8	$88.6	$148.8	$197.1
Long-term inflows	106.3	50.6	29.4	5.5	—	20.8
Long-term outflows	(89.1)	(45.0)	(24.6)	(6.3)	—	(13.2)
Net long-term flows	17.2	5.6	4.8	(0.8)	—	7.6
Net flows in non-management fee earning AUM (a)	(1.0)	0.4	(1.4)	—	—	—
Net flows in money market funds	12.8	—	—	—	12.8	—
Total net flows	29.0	6.0	3.4	(0.8)	12.8	7.6
Reinvested distributions	0.8	0.2	0.3	0.1	—	0.2
Market gains and losses	(80.9)	(66.5)	(12.7)	(8.3)	0.4	6.2
Foreign currency translation	(3.9)	(1.3)	(1.9)	(0.1)	—	(0.6)
March 31, 2022	$1,555.9	$780.0	$323.9	$79.5	$162.0	$210.5

Average AUM	$1,545.1	$776.6	$327.8	$83.6	$154.5	$202.6

By client domicile: (in billions)	Total	Americas	Asia Pacific	EMEA Ex UK	U.K
December 31, 2021	$1,610.9	$1,132.5	$247.3	$171.5	$59.6
Long-term inflows	106.3	61.5	21.4	21.5	1.9
Long-term outflows	(89.1)	(53.6)	(15.8)	(15.6)	(4.1)
Net long-term flows	17.2	7.9	5.6	5.9	(2.2)
Net flows in non-management fee earning AUM (a)	(1.0)	(2.2)	(0.1)	1.1	0.2
Net flows in money market funds	12.8	12.4	1.2	(0.8)	—
Total net flows	29.0	18.1	6.7	6.2	(2.0)
Reinvested distributions	0.8	0.8	—	—	—
Market gains and losses	(80.9)	(60.0)	(12.4)	(7.2)	(1.3)
Foreign currency translation	(3.9)	0.1	(1.8)	(0.8)	(1.4)
March 31, 2022	$1,555.9	$1,091.5	$239.8	$169.7	$54.9

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Active (d)

in billions	Q1-22	Q4-21	% Change	Q1-21
Beginning Assets	$1,082.5	$1,060.0	2.1%	$979.3
Long-term inflows	61.7	62.5	(1.3)%	76.3
Long-term outflows	(60.9)	(60.7)	0.3%	(68.8)
Net long-term flows	0.8	1.8	(55.6)%	7.5
Net flows in non-management fee earning AUM (a)	—	(0.1)	N/A	—
Net flows in money market funds	12.8	10.0	28.0%	7.3
Total net flows	13.6	11.7	16.2%	14.8
Reinvested distributions	0.8	29.0	(97.2)%	0.9
Market gains and losses	(50.0)	(18.1)	176.2%	14.2
Foreign currency translation	(4.2)	(0.1)	4,100.0%	(2.9)
Ending Assets	$1,042.7	$1,082.5	(3.7)%	$1,006.3

Average long-term AUM	$895.6	$931.7	(3.9)%	$892.7
Average AUM	$1,050.0	$1,077.4	(2.5)%	$1,008.4

By channel: (in billions)	Total	Retail	Institutional
December 31, 2021	$1,082.5	$631.7	$450.8
Long-term inflows	61.7	37.1	24.6
Long-term outflows	(60.9)	(43.4)	(17.5)
Net long-term flows	0.8	(6.3)	7.1
Net flows in money market funds	12.8	2.1	10.7
Total net flows	13.6	(4.2)	17.8
Reinvested distributions	0.8	0.7	0.1
Market gains and losses	(50.0)	(45.4)	(4.6)
Foreign currency translation	(4.2)	(0.9)	(3.3)
March 31, 2022	$1,042.7	$581.9	$460.8

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market(c)	Alternatives(b)
December 31, 2021	$1,082.5	$389.6	$293.1	$87.4	$148.8	$163.6
Long-term inflows	61.7	19.1	24.5	5.5	—	12.6
Long-term outflows	(60.9)	(24.2)	(22.0)	(6.2)	—	(8.5)
Net long-term flows	0.8	(5.1)	2.5	(0.7)	—	4.1
Net flows in money market funds	12.8	—	—	—	12.8	—
Total net flows	13.6	(5.1)	2.5	(0.7)	12.8	4.1
Reinvested distributions	0.8	0.2	0.3	0.1	—	0.2
Market gains and losses	(50.0)	(35.2)	(10.7)	(8.2)	0.4	3.7
Foreign currency translation	(4.2)	(1.6)	(1.9)	(0.1)	—	(0.6)
March 31, 2022	$1,042.7	$347.9	$283.3	$78.5	$162.0	$171.0

Average AUM	$1,050.0	$358.7	$287.1	$82.5	$154.5	$167.2

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Active (d) (continued)

By client domicile: (in billions)	Total	Americas	Asia Pacific	EMEA Ex UK	U.K
December 31, 2021	$1,082.5	$724.5	$208.8	$90.5	$58.7
Long-term inflows	61.7	34.5	19.8	5.7	1.7
Long-term outflows	(60.9)	(35.5)	(14.7)	(6.9)	(3.8)
Net long-term flows	0.8	(1.0)	5.1	(1.2)	(2.1)
Net flows in money market funds	12.8	12.4	1.2	(0.8)	—
Total net flows	13.6	11.4	6.3	(2.0)	(2.1)
Reinvest	0.8	0.8	—	—	—
Market gains and losses	(50.0)	(33.6)	(10.5)	(4.6)	(1.3)
Foreign currency translation	(4.2)	0.1	(2.3)	(0.6)	(1.4)
March 31, 2022	$1,042.7	$703.2	$202.3	$83.3	$53.9

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive (d)

in billions	Q1-22	Q4-21	% Change	Q1-21
Beginning Assets	$528.4	$468.6	12.8%	$370.6
Long-term inflows	44.6	38.0	17.4%	43.9
Long-term outflows	(28.2)	(27.3)	3.3%	(26.9)
Net long-term flows	16.4	10.7	53.3%	17.0
Net flows in non-management fee earning AUM (a)	(1.0)	12.6	N/A	0.1
Total net flows	15.4	23.3	(33.9)%	17.1
Market gains and losses	(30.9)	36.5	N/A	10.4
Foreign currency translation	0.3	—	N/A	(0.3)
Ending Assets	$513.2	$528.4	(2.9)%	$397.8

Average long-term AUM	$292.1	$288.9	1.1%	$217.6
Average AUM	$495.1	$506.2	(2.2)%	$386.7
Average QQQ AUM	$189.0	$202.1	(6.5)%	$153.1

By channel: (in billions)	Total	Retail	Institutional
December 31, 2021	$528.4	$474.8	$53.6
Long-term inflows	44.6	44.0	0.6
Long-term outflows	(28.2)	(27.3)	(0.9)
Net long-term flows	16.4	16.7	(0.3)
Net flows in non-management fee earning AUM (a)	(1.0)	0.4	(1.4)
Total net flows	15.4	17.1	(1.7)
Market gains and losses	(30.9)	(28.9)	(2.0)
Foreign currency translation	0.3	(0.2)	0.5
March 31, 2022	$513.2	$462.8	$50.4

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market(c)	Alternatives(b)
December 31, 2021	$528.4	$452.0	$41.7	$1.2	$—	$33.5
Long-term inflows	44.6	31.5	4.9	—	—	8.2
Long-term outflows	(28.2)	(20.8)	(2.6)	(0.1)	—	(4.7)
Net long-term flows	16.4	10.7	2.3	(0.1)	—	3.5
Net flows in non-management fee earning AUM (a)	(1.0)	0.4	(1.4)	—	—	—
Total net flows	15.4	11.1	0.9	(0.1)	—	3.5
Market gains and losses	(30.9)	(31.3)	(2.0)	(0.1)	—	2.5
Foreign currency translation	0.3	0.3	—	—	—	—
March 31, 2022	$513.2	$432.1	$40.6	$1.0	$—	$39.5

Average AUM	$495.1	$417.9	$40.7	$1.1	$—	$35.4

See the footnotes immediately following these tables.

Invesco Ltd.
Quarterly Assets Under Management - Passive (d) (continued)

By client domicile: (in billions)	Total	Americas	Asia Pacific	EMEA Ex UK	U.K
December 31, 2021	$528.4	$408.0	$38.5	$81.0	$0.9
Long-term inflows	44.6	27.0	1.6	15.8	0.2
Long-term outflows	(28.2)	(18.1)	(1.1)	(8.7)	(0.3)
Net long-term flows	16.4	8.9	0.5	7.1	(0.1)
Net flows in non-management fee earning AUM (a)	(1.0)	(2.2)	(0.1)	1.1	0.2
Total net flows	15.4	6.7	0.4	8.2	0.1
Market gains and losses	(30.9)	(26.4)	(1.9)	(2.6)	—
Foreign currency translation	0.3	—	0.5	(0.2)	—
March 31, 2022	$513.2	$388.3	$37.5	$86.4	$1.0

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.

(b)The alternatives asset class includes absolute return, commodities, currencies, financial structures, global macro, long/short equity, managed futures, multi-alternatives, private capital - direct, private capital - fund of funds, private direct real estate, public real estate securities, senior secured loans and custom solutions.
(c)Long-term AUM excludes money market and non-management fee earning AUM. Ending AUM as of March 31, 2022 includes $162.0 billion in money market AUM and $209.5 billion in non-management fee earning AUM (December 31, 2021: $148.8 billion and $230.2 billion, respectively; March 31, 2021: $115.7 billion and $170.3 billion, respectively).
(d)Passive AUM includes index-based ETFs, unit investment trusts (UITs), non-fee earning leverage and other passive mandates. Active AUM is total AUM less Passive AUM.

Invesco Ltd.
Investment Capabilities Performance Overview

	Benchmark Comparison				Peer Group Comparison
	% of AUM in Top Half of Benchmark				% of AUM in Top Half of Peer Group
Equities (1)	1yr	3yr	5yr	10yr	1yr	3yr	5yr	10yr
U.S. Core (4%)	38%	19%	14%	14%	29%	18%	14%	—%
U.S. Growth (6%)	10%	43%	43%	43%	41%	84%	28%	50%
U.S. Value (7%)	92%	54%	54%	54%	63%	55%	40%	50%
Sector (2%)	29%	1%	23%	60%	63%	62%	61%	61%
UK (2%)	35%	39%	43%	45%	100%	30%	35%	42%
Canadian (<1%)	77%	77%	65%	37%	65%	77%	65%	37%
Asian (3%)	48%	57%	85%	90%	26%	22%	64%	86%
Continental European (2%)	29%	16%	8%	91%	49%	7%	16%	83%
Global (6%)	9%	17%	55%	80%	10%	8%	3%	32%
Global Ex U.S. and Emerging Markets (10%)	1%	28%	29%	99%	10%	1%	11%	12%
Fixed Income (1)
Money Market (21%)	90%	96%	97%	100%	78%	79%	79%	98%
U.S. Fixed Income (11%)	66%	84%	96%	96%	56%	87%	90%	92%
Global Fixed Income (7%)	56%	88%	89%	97%	63%	76%	80%	83%
Stable Value (5%)	100%	100%	100%	100%	97%	97%	96%	100%
Other (1)
Alternatives (7%)	79%	38%	40%	44%	54%	40%	39%	46%
Balanced (7%)	39%	64%	60%	62%	66%	64%	87%	94%

Note: Excludes passive products, closed-end funds, private equity limited partnerships, non-discretionary funds, unit investment trusts, fund of funds with component funds managed by Invesco, stable value building block funds and CDOs. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may have been different. These results are preliminary and subject to revision.

Data as of March 31, 2022. AUM measured in the one, three, five and ten year quartile rankings represents 47%, 46%, 45% and 41% of total Invesco AUM, respectively, and AUM measured versus benchmark on a one, three, five and ten year basis represents 58%, 56%, 55% and 50% of total Invesco AUM. Peer group rankings are sourced from a widely-used third party ranking agency in each fund’s market (e.g., Morningstar, IA, Lipper, eVestment, Mercer, Galaxy, SITCA, Value Research) and asset-weighted in USD. Rankings are as of prior quarter-end for most institutional products and prior month-end for Australian retail funds due to their late release by third parties. Rankings are calculated against all funds in each peer group. Rankings for the primary share class of the most representative fund in each composite are applied to all products within each composite. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.

(1)    Numbers in parenthesis reflect AUM for each investment product (see Note above for exclusions) as a percentage of the total AUM for the five-year peer group ($705.1 billion).

Invesco Ltd.
Supplemental Information (1)

	For the three months ended March 31, 2022			For the three months ended March 31, 2021
Cash flow information $ in millions	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash, cash equivalents and restricted cash ,beginning of period (2)	$2,147.1	$250.7	$1,896.4	$1,839.3	$301.7	$1,537.6
Cash flows from operating activities	(375.4)	(256.0)	(119.4)	(26.9)	(101.6)	74.7
Cash flows from investing activities	(79.1)	(1.6)	(77.5)	(139.9)	(124.6)	(15.3)
Cash flows from financing activities	(55.3)	314.2	(369.5)	137.8	359.9	(222.1)
Increase/(decrease) in cash and cash equivalents	(509.8)	56.6	(566.4)	(29.0)	133.7	(162.7)
Foreign exchange movement on cash and cash equivalents	(23.2)	(2.8)	(20.4)	(14.4)	(5.8)	(8.6)
Invesco and CIP cash, cash equivalents and restricted cash ,end of the period (2)	$1,614.1	$304.5	$1,309.6	$1,795.9	$429.6	$1,366.3

(1) These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity. The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.

(2) There was no restricted cash during three months ended March 31, 2022.The beginning and end of period cash excluding CIP at March 31, 2021 includes restricted cash of $129.2 million and $208.0 million, respectively.

Invesco Ltd.
Supplemental Information(1)

	As of March 31, 2022				As of December 31, 2021
Balance Sheet information $ in millions	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted	U.S. GAAP	Impact of CIP	Impact of Policyholders	As Adjusted
ASSETS
Cash and cash equivalents	$1,309.6	$—	$—	$1,309.6	$1,896.4	—	—	$1,896.4
Investments	966.8	(456.6)	—	1,423.4	926.3	(454.8)	—	1,381.1
Investments and other assets of CIP	9,448.2	9,448.2	—	—	9,575.1	9,575.1	—	—
Cash and cash equivalents of CIP	304.5	304.5	—	—	250.7	250.7	—	—
Assets held for policyholders	1,662.1	—	1,662.1	—	1,893.6	—	1,893.6	—
Goodwill and intangible assets, net	16,053.6	—	—	16,053.6	16,110.5	—	—	16,110.5
Other assets (2)	2,109.0	(7.0)	—	2,116.0	2,033.0	(6.4)	—	2,039.4
Total assets	31,853.8	9,289.1	1,662.1	20,902.6	32,685.6	9,364.6	1,893.6	21,427.4
LIABILITIES
Debt of CIP	7,084.4	7,084.4	—	—	7,336.1	7,336.1	—	—
Other liabilities of CIP	763.1	763.1	—	—	846.3	846.3	—	—
Policyholder payables	1,662.1	—	1,662.1	—	1,893.6	—	1,893.6	—
Debt	2,085.7	—	—	2,085.7	2,085.1	—	—	2,085.1
Other liabilities (3)	3,471.2	—	—	3,471.2	3,845.7	—	—	3,845.7
Total liabilities	15,066.5	7,847.5	1,662.1	5,556.9	16,006.8	8,182.4	1,893.6	5,930.8
EQUITY
Total equity attributable to Invesco Ltd.	15,345.0	(0.1)	—	15,345.1	15,495.8	(0.1)	—	15,495.9
Noncontrolling interests (4)	1,442.3	1,441.7	—	0.6	1,183.0	1,182.3	—	0.7
Total equity	16,787.3	1,441.6	—	15,345.7	16,678.8	1,182.2	—	15,496.6
Total liabilities and equity	$31,853.8	$9,289.1	$1,662.1	$20,902.6	$32,685.6	$9,364.6	$1,893.6	$21,427.4

(1) These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions. Policyholder assets and liabilities are equal and offsetting and have no impact on Invesco’s shareholder’s equity. The impact of cash inflows/outflows from policyholder assets and liabilities are reflected within cash flows from operating activities as changes in receivable and/or payables, as applicable.

(2) Amounts include restricted cash, accounts receivable, prepaid assets, unsettled funds receivables, property, equipment and software, right-of-use asset, and other assets.

(3) Amounts include accrued compensation and benefits, unsettled funds payables, accounts payable and accrued expenses, lease liability, and deferred tax liabilities.

(4) Amounts include redeemable noncontrolling interests in consolidated entities and equity attributable to nonredeemable noncontrolling interests in consolidated entities.